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Exhibit 99.1

DISPOSITION AGREEMENT

        This DISPOSITION AGREEMENT, dated as of December 13, 2004 (this "Agreement") is by and among WHITNEY V, L.P., a Delaware limited partnership ("Whitney V"), WHITNEY STRATEGIC PARTNERS V, L.P., a Delaware limited partnership ("Whitney Partners"), WHITNEY PRIVATE DEBT FUND, L.P., a Delaware limited partnership ("Whitney Debt Fund") and GREEN RIVER OFFSHORE FUND, LTD., a Cayman Islands company ("Green River" and, collectively with Whitney V, Whitney Partners and Whitney Debt Fund, "Whitney") on the one hand, and CCG INVESTMENTS (BVI), L.P., a British Virgin Islands limited partnership ("CCG BVI"), CCG ASSOCIATES—QP, LLC, a Delaware limited liability company ("CCG-QP"), CCG ASSOCIATES—AI, LLC, a Delaware limited liability company ("CCG-AI"), CCG INVESTMENT FUND—AI, LP, a Delaware limited partnership ("CCG Investment—AI"), CCG AV, LLC—SERIES C, a Delaware limited liability company ("CCG Series C"), CCG AV, LLC—SERIES E, a Delaware limited liability company ("CCG Series E") and CCG CI, LLC a Delaware limited liability company ("CCG CI" and, collectively with CCG BVI, CCG QP, CCG-AI, CCG Investment—AI, CCG Series C and CCG Series E, "Golden Gate") on the other hand.

        WHEREAS, Whitney and Golden Gate are the beneficial owners of capital stock of Herbalife Ltd., a Cayman Islands company (the "Company");

        WHEREAS, Whitney is the beneficial owner of approximately 50.9% of the Company's issued and outstanding common shares, par value $0.002 per share ("Common Shares");

        WHEREAS, Golden Gate is the beneficial owner of approximately 28.9% of the issued and outstanding Common Shares; and

        WHEREAS, in connection with the Company's contemplated initial public offering of the Common Shares, Whitney and Golden Gate desire to enter into this Agreement to govern their respective rights and obligations with respect to the sale, transfer or other disposition (hereinafter collectively "Dispose" or "Disposition") of their respective Common Shares.

        NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

        1.    Defined Terms.

          (a)   Affiliate: means with respect to a specified person or entity, another person or entity who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified person or entity. For purposes of this definition, the term "control" with respect to a specified person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified person or entity, whether through the ownership of securities, by contract or otherwise.

          (b)   Effective Date: means the date on which the Registration Statement is declared effective by the SEC.

          (c)   Registration Statement: means the Company's registration statement on Form S-1 (No. 333-119485) originally filed with the SEC on October 1, 2004, as amended.

          (d)   SEC: means the Securities and Exchange Commission.

        2.    Restrictions on Disposition of Common Shares.

          (a)   During the Term (as defined in Section 3 hereof), except in accordance with this Agreement, and except for any Common Shares to be sold by Whitney and Golden Gate as described in the Registration Statement, neither Whitney nor Golden Gate shall consummate a Disposition of any of their respective Common Shares. In the event that Whitney or Golden Gate desire to Dispose of some or all of their respective Common Shares at any time during the first year of the Term (the "Veto Period"), such party desiring to Dispose of Common Shares (the "Disposing Party") shall give written notice thereof to the other party as set forth in Section 7 hereof (such notice, a "Disposition Notice") requesting consent to the proposed Disposition. Such Disposition Notice shall set forth the number of Common Shares the Disposing Party desires to Dispose of and the method by which the Disposing Party would elect to Dispose of such Common Shares. The Disposing Party may not Dispose of such Common Shares during the Veto Period unless and until the party receiving such Disposition Notice (the "Consenting Party") has provided its express written consent thereto. During the Term (as defined in Section 3 hereof) and except in accordance with this Agreement, in the event any party hereto desires to Dispose of some or all of its respective Common Shares subsequent to the termination of the Veto Period, but prior to the expiration of the Term, the parties agree to discuss the proposed Disposition with the intent of cooperating in good faith to permit the Disposing Party to achieve as many of the business and/or economic objectives with respect to the proposed Disposition as possible, it being agreed that neither party shall be required to obtain the consent of the other party to Dispose of any Common Shares following the expiration of the Veto Period.

          (b)   Except as provided in this Section 2(b), for the purposes of this Agreement, Dispositions of Common Shares to any Affiliate of Whitney by Whitney, or to any Affiliate of Golden Gate by Golden Gate, shall not be deemed a Disposition subject to the limitations set forth in Section 2(a); provided, however, transferees who receive Common Shares pursuant to the provisions of this sentence shall remain bound by the terms of this Agreement. Dispositions by Whitney and/or Golden Gate to their respective partners and/or members shall be deemed a Disposition subject to the limitations set forth in Section 2(a).

          (c)   If a Consenting Party shall provide its written consent to any proposed Disposition as described in Section 2(a) above, then the Disposing Party shall provide written notice thereof as soon as reasonably practical to the Chief Executive Officer of the Company, so long as Whitney and Golden Gate determine that such notice would have no material market impact on the Common Shares.

          (d)   The limitations set forth in Sections 2(a) above do not apply to the parties' respective rights with respect to voting their respective Common Shares or any other securities of the Company, the disposition of any dividends paid in respect of any securities of the Company, the acquisition of any securities of the Company or any other matters relating to the parties' respective interests in the Company.

        3.    Term.    The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until the earlier of: (a) eighteen (18) months from the Effective Date, and (b) the time at which the aggregate beneficial ownership of Common Shares by Whitney and Golden Gate falls below 25% of the aggregate number of outstanding Common Shares of the Company. This Agreement shall be null and void, and of no further effect, in the event that the Effective Date has not occurred on or before January 15, 2005.

        4.    SEC Filings.    For so long as this Agreement is effective, the parties agree to cooperate in good faith to prepare and file, on a timely basis, any and all necessary forms and disclosures with the SEC and any other regulatory authorities as may be required by virtue of the parties entering into this Agreement.

        5.    Representations and Warranties.    Each party hereto, severally and not jointly, represents and warrants to each other party that:

          (a)   Such party has full corporate, partnership or limited liability company power and authority to execute and deliver this Agreement and to observe and perform its respective obligations hereunder. The execution and delivery of this Agreement and the observance and performance of such party's respective obligations hereunder have been duly and validly authorized by all necessary corporate, partnership or limited liability company action on such party's part, and no further or other action of such party is required with respect to the foregoing.

          (b)   This Agreement has been duly and validly executed and delivered by such party hereto, and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

          (c)   The execution and delivery of this Agreement by such party does not, and the consummation of the transactions contemplated hereby will not:

            (i)    result in any conflict with, violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event or consequence, a "Conflict") any provision of the Articles of Incorporation, Bylaws or similar organizational or governing documents of such party; or

            (ii)   result in a Conflict with any license, judgment, order, decree or statute or any material rule, regulation, franchise, permit, ordinance, concession or other law, applicable to such party.

          (d)   Except for such filings as are required by the Exchange Act, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any third party is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        6.    Dispute Resolution.    Any dispute arising under this Agreement shall be resolved as follows:

          (a)   If any dispute arises with respect to the subject matter of this Agreement or the parties' respective rights and obligations hereunder, the parties agree to submit such dispute to mediation in Los Angeles, California. Such dispute(s) shall be mediated by a party mutually acceptable to both Whitney and Golden Gate. All costs incurred in connection with the mediation that are directly related thereto and necessary in connection therewith shall be divided equally between Whitney and Golden Gate.

          (b)   If the parties shall have failed to reach agreement with respect to any such matters submitted for mediation pursuant to Section 6(a), then all such matters with respect to which an agreement has not been reached shall be submitted to and arbitrated by an arbitrator (the "Arbitrator"), mutually acceptable to the parties, in Los Angeles, California in accordance with the then existing Rules of Commercial Arbitration of the American Arbitration Association. The Arbitrator shall act promptly, and the Arbitrator's decision with respect to all disputed matters shall be final and binding upon the parties hereto. The prevailing party in the arbitration shall be entitled to the reimbursement from the non-prevailing party of the prevailing party's reasonable attorney's and other costs incurred in connection with the arbitration. The fees and expenses of the Arbitrator incurred in connection with its review and determination shall also be borne by the non-prevailing party.

        7.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission). All notices shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)
      if to Whitney, to:

      177 Broad Street, 15th Floor
      Stamford, CT 06901
      Attention: Daniel J. O'Brien, Partner
      Facsimile No.: (203) 973-1442

      (b)
      if to Golden Gate, to:
      One Embarcadero Center
      Suite 3300
      San Francisco, CA 94111
      Attention: Jesse Rogers
      Facsimile No.: (415) 627-4501

        8.    Interpretation.    Unless the context clearly indicates otherwise, (a) words of any gender include each other gender, (b) words using the singular number include the plural, and vice versa, (c) the terms "hereof," "herein," "hereby," and derivate or similar words refer to this Agreement as a whole and not to any particular Section or subsection and (d) the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.    Counterparts.    This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. Subject to the terms hereof, this Agreement shall not become effective until one or more counterparts have been signed by each party hereto and delivered to the other parties.

        10.    Entire Agreement; Assignment.    This Agreement among the parties hereto: (a) constitutes the entire agreement among the parties with respect to the respective subject matter hereof and supersedes in their entirety any prior or contemporaneous oral or written discussions, negotiations, agreements or understandings between or among the parties with respect to such subject matter; (b) is not intended to and shall not confer upon any other person not a signatory hereto any rights or remedies hereunder; and (c) may not be assigned by operation of law or otherwise without the prior written consent of each other party hereto, and any purported assignment in violation of this requirement shall be null and void ab initio. Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of, and is enforceable by, the respective parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

        11.    Severability.    If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction or other governmental entity to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the express intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        12.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflicts or choice of law principles.

        13.    Rules of Construction.    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof or thereof. Accordingly, each party understands and agrees that the common law principles of construing ambiguities against the drafter shall have no application to this Agreement. Each party hereto acknowledges and agrees that such party has had a full and complete opportunity to review this Agreement, to make suggestions or changes to their terms and to seek independent legal and other advice in connection herewith and therewith.

        14.    Amendment.    Except as required by applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by all of the parties hereto.

[Signature Pages Follow]

        IN WITNESS WHEREOF. the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the Effective Date.

WHITNEY V, L.P.		CCG INVESTMENTS (BVI), L.P.
By:	/s/ DANIEL J. O'BRIEN	By:	/s/ KEN DIEKROEGER

Name: Daniel J. O'Brien		Name: Ken Diekroeger
Title: Managing Member		Title: Managing Director
WHITNEY STRATEGIC PARTNERS V, L.P.		CCG ASSOCIATES—QP, LLC
By:	/s/ DANIEL J. O'BRIEN	By:	/s/ KEN DIEKROEGER

Name: Daniel J. O'Brien		Name: Ken Diekroeger
Title: Managing Member		Title: Managing Director
WHITNEY PRIVATE DEBT FUND, L.P.		CCG ASSOCIATES—AI, LLC
By:	/s/ DANIEL J. O'BRIEN	By:	/s/ KEN DIEKROEGER

Name: Daniel J. O'Brien		Name: Ken Diekroeger
Title: Managing Member		Title: Managing Director
GREEN RIVER OFFSHORE FUND, LTD.		CCG INVESTMENT FUND—AI, LP
By:	/s/ DANIEL J. O'BRIEN	By:	/s/ KEN DIEKROEGER

Name: Daniel J. O'Brien		Name: Ken Diekroeger
Title: Managing Member		Title: Managing Director

[Signatures continued on following page]

CCG AV, LLC—SERIES C
By:	/s/ KEN DIEKROEGER
Name: Ken Diekroeger Title: Managing Director
CCG AV, LLC—SERIES E
By:	/s/ KEN DIEKROEGER
Name: Ken Diekroeger Title: Managing Director
CCG CI, LLC
By:	/s/ KEN DIEKROEGER
Name: Ken Diekroeger Title: Managing Director

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  Exhibit 99.1
DISPOSITION AGREEMENT